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                                                                      EXHIBIT 99


            GLACIER BANCORP, INC. AND BIG SKY WESTERN BANK TO MERGE

         Glacier Bancorp, Inc. today announced the signing of a definitive agreement to acquire Big Sky Western Bank. Big Sky Western Bank is a commercial bank with approximately $40 million in assets and two banking offices in Big Sky and Bozeman, Montana. Glacier is a bank holding company based in Kalispell, Montana with approximately $670 million in assets and 21 banking offices in 14 Montana communities.

         The combination of Glacier Bancorp and Big Sky Western Bank will create a banking institution with over $710 million in assets, $515 million in loans, and $72 million in shareholders' equity. The resulting bank group will have 23 offices in 16 Montana communities. Following the combination, Big Sky, like Glacier's other subsidiaries, will retain its autonomy and local decision making authority, which both entities believe will allow for greater responsiveness to the needs of the community. The Bank will continue operating as "Big Sky Western Bank" and existing management and employees will be retained.

         "We are very pleased and excited to have Big Sky join our organization," said Mick Blodnick, President and CEO of Glacier. "It has a strong management team, an outstanding community service philosophy, and a growing market position. We believe this acquisition significantly enhances our banking franchise by giving us access to another rapidly growing market area in Montana." Glacier recently announced the completion of the acquisition of Valley Bank of Helena, which augmented Glacier's presence in Helena, the State's Capital. "The Big Sky transaction not only represents our first entry into the Gallatin County market, it also strengthens our position as a leading Montana banking organization," noted Blodnick. Robert Kester, Chairman, and Michael F. Richards, President of Big Sky Western Bank, noted that the combination will benefit Big Sky's customers, employees, shareholders and communities. "This transaction will allow Big Sky to partner with a quality financial institution that is committed to effectively serving its customers and communities. Our customers will continue to enjoy local service, while accessing a broader array of products and services. Moreover, our shareholders will benefit from owning Glacier common stock, a publicly traded security with an excellent track record of performance." said Mr. Richards.

Terms of the Combination

         Under the terms of the definitive agreement, Glacier will issue up to 250,000 shares of its common stock to security holders of Big Sky in exchange for a 100% ownership in the bank. Based on Tuesday's closing price of $20.25 per share, security holders of Big Sky could receive stock of Glacier worth approximately $5 million. After the transaction, Glacier will have a market capitalization of $171.7 million, making it the largest publicly traded banking institution headquartered in Montana, based upon market capitalization.



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Financial Performance

         Glacier Bancorp is one of only a handful of financial institutions nationwide to receive an A+ rating from Standard & Poor's rating service. Since going public in 1984, Glacier's shareholders have enjoyed a compound annual return exceeding 25%. As of June 30, 1998 and including the recent acquisition of Valley Bank of Helena, Glacier had total assets of $670 million, with over $495 million in loans and $69 million in shareholders' equity. Big Sky Western Bank has produced strong and consistent growth over the past several years. Over the last three calendar years, assets, loans and deposits have increased at compound annual rates of 32%, 29% and 31%, respectively. As of September 30, 1998, Big Sky had total assets of $40 million, with over $20 million in loans and $3 million in shareholders' equity.

Glacier Bancorp, Inc.